The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 21.1

SUBSIDIARIES OF PF2 SPINCO, INC.

Name of Subsidiary	Jurisdiction of Incorporation
PF2 PST Services LLC	Delaware